SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2005

ALKERMES, INC.

(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation)	1-14131 (Commission File Number)	23-2472830 (I.R.S. Employer Identification No.)

88 Sidney Street Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)

Registrant’s telephone number, including area code: (617) 494-0171

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

     On June 1, 2004, Alkermes, Inc. (“Alkermes”) and Genentech, Inc. (“Genentech”) announced the decision to stop commercialization of Nutropin Depot. The decision was based on the significant resources required by both companies to continue manufacturing and commercializing the product. In connection with this decision, on April 1, 2005, Alkermes Controlled Therapeutics Inc. II (“ACT II”), a Pennsylvania corporation and wholly-owned subsidiary of Alkermes, entered into a letter agreement with Genentech, which terminated both the License Agreement by and between ACT II and Genentech dated as of April 14, 1999 and the Manufacture and Supply Agreement by and between ACT II and Genentech dated as of January 1, 2000, as amended, the termination of such agreements to be effective as of April 1, 2005. Under the License Agreement, Alkermes and Genentech conducted development activities for Nutropin Depot, including clinical trials, process development and clinical manufacturing. Alkermes was responsible for conducting certain clinical trials (for which Genentech reimbursed the cost) and for manufacturing Nutropin Depot and was to receive manufacturing revenues and royalties on product sales on Nutropin Depot, if any. The Manufacture and Supply Agreement provided for the manufacture and supply of Nutropin Depot to Genentech for commercial sales. Pursuant to the terms of the Manufacture and Supply Agreement, Alkermes was the sole supplier and manufacturer of Nutropin Depot. There are no material relationships between ACT II and Genentech other than in respect of the License Agreement and Manufacture and Supply Agreement. There were no material early termination penalties incurred by ACT II.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: April 22, 2005	By:	/s/ James M. Frates
James M. Frates
Vice President, Chief Financial Officer and Treasurer